EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2016 Results

DALLAS, April 29, 2016 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with nearly 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the third quarter and nine months ended March 31, 2016.

Net sales were $211.4 million for the third quarter, an increase of $21.7 million from the prior year period.  Comparable store sales increased 13.4%.  Operating loss for the third quarter was $5.9 million.  Diluted loss per share was $0.12.

Steve Becker, Chief Executive Officer, stated, "We are very pleased with our third quarter sales performance highlighted by the 13.4% comparable store sales increase.  Our third quarter performance was driven by the improvements we have made to our real estate portfolio, product assortment and store experience, which together with an increasingly sharp value proposition, is resonating with our customers and is resulting in increased transactions.”

Mr. Becker added, "During the quarter, we made progress on our core initiatives.  As we have previously stated, this work has significant costs which will burden our income statement in the near term, but ultimately will result in a more profitable business model.  Along with refining and improving our product assortment, we have been focused on restructuring our supply chain, accelerating our real estate repositioning efforts and completing the build-out of our senior leadership team.  We continue to expect our Phoenix distribution center to be fully operational in the first half of fiscal 2017.  We now have leadership in place across key functional areas to support our growth and drive our initiatives as we continue to position Tuesday Morning for many years of sustainable, profitable growth.”

Third Quarter Fiscal 2016 Financial Highlights include the following:

  Net sales were $211.4 million, compared to $189.7 million for the third quarter of fiscal 2015.  Comparable store sales increased 13.4% compared to the same period a year ago, and were comprised of a 12.4% increase in customer transactions and a 0.9% increase in average ticket.  During the third quarter, 11 stores were relocated, two stores were opened and 18 stores were closed, for an ending store count of 748.  Sales at the 39 stores relocated during the past 12 months increased approximately 66% on average for the third quarter of fiscal 2016 as compared to the prior year quarter and contributed 299 basis points to the comparable store sales increase of 13.4%.

  The Company’s operating loss for the third quarter of fiscal 2016 was $5.9 million, compared to an operating loss of $2.1 million in the third quarter of fiscal 2015.

  The Company recorded approximately $4.0 million of incremental expenses during the third quarter of fiscal 2016 to support its strategic initiatives which negatively impacted its quarterly results.

Third Quarter Fiscal 2016 Results of Operations
For the third quarter of fiscal 2016, Tuesday Morning reported gross profit of $77.5 million and gross margin of 36.7% compared to $72.4 million of gross profit and gross margin of 38.2% in the third quarter of fiscal 2015.  The decrease in gross margin was primarily due to an increase in supply chain and distribution costs in our Dallas distribution center as a result of the unit volume processed to support higher sales volume and increased markdowns in certain categories, partially offset by slightly higher initial merchandise mark-up. Selling, general and administrative expenses (SG&A) increased 11.9% to $83.4 million, compared to $74.5 million in the same period last year.  This increase was driven primarily by higher store rent and depreciation, due in part to our strategy to improve store real estate, and $2.4 million of incremental rent expense in the quarter, including a $2.2 million non-cash charge for future lease payments, related to stores we have exited prior to lease expiration, as well as increased advertising.  Additionally, in the quarter, we continued to incur costs for our new Phoenix distribution center.  Other SG&A increases in the quarter included higher corporate employee and recruiting costs, partially offset by favorable share based compensation expense in the quarter as compared to the same period in the prior year due to executive vacancies during the current year period.  As a percent of net sales, SG&A was 39.5% for the third quarter of fiscal 2016 compared to 39.3% in the same period last year.  We reported a net loss of $5.2 million, or $0.12 per share, in the third quarter of fiscal 2016 compared to a net loss of $2.8 million, or $0.06 per share, in the third quarter of fiscal 2015.

The Company recorded approximately $4.0 million of incremental expenses during the third quarter of fiscal 2016 to support its strategic initiatives.  These costs included $2.4 million of incremental rent expense related to closing stores prior to lease termination as explained above, as well as up-front costs for the Phoenix distribution center, and other investments in the business such as recruiting costs for key executive positions, an inventory management project, expenses related to advertising research and investments in store prototype development.

The Company ended the third quarter of fiscal 2016 with $15.1 million in cash and cash equivalents, with no borrowings under its line of credit.  Subsequent to the end of the third quarter of fiscal 2016, the Company sold a portion of the facilities utilized in its Dallas distribution center operations.  Proceeds were $8.7 million for the sale, net of transaction costs. Contemporaneous with the sale, the Company entered a lease of these facilities for approximately two years.  Inventories at the end of the third quarter of fiscal 2016 were $255.0 million compared to $223.4 million at the end of the third quarter of fiscal 2015, up $31.6 million or 14.1%.  The growth in inventory was needed primarily to support sales trends.   The Company’s inventory turnover for the trailing five quarters was 2.6 turns, consistent with the prior year period trailing five quarter turnover.

Nine Months ended March 31, 2016 Results of Operations
Net sales were $733.6 million, compared to $693.3 million for the first nine months of fiscal 2015.  Comparable store sales increased 8.4% compared to the same period a year ago, and were comprised of an 8.8% increase in customer transactions, partially offset by a 0.4% decrease in average ticket.  Sales at the 39 stores relocated during the past 12 months increased approximately 58% on average for the first nine months of fiscal 2016 as compared to the prior year period and contributed 238 basis points to the comparable store sales increase of 8.4%.

For the first nine months of fiscal 2016, Tuesday Morning reported gross profit of $262.8 million and gross margin of 35.8% compared to $253.4 million of gross profit and gross margin of 36.5% in the first nine months of fiscal 2015.  The decrease in gross margin was primarily due to an increase in supply chain and distribution costs to support higher sales volume, higher buying costs as we have made greater investments in our merchant team and an increase in markdowns, partially offset by slightly higher initial merchandise mark-up. SG&A increased 7.2% to $254.1 million, compared to $237.0 million in the same period last year.  This increase was driven primarily by higher store rent and depreciation, due in part to our strategy to improve store real estate, and $2.9 million of incremental rent expense in the current year, including a $2.2 million non-cash charge for future lease payments, related to stores we have exited prior to lease expiration, along with increased advertising.  Additionally, during the current year, we incurred costs for our new Phoenix distribution center, a portion of which related to the delays in the completion of that facility, which contributed to the increase in SG&A.  Other SG&A increases included higher corporate employee and recruiting costs, partially offset by favorable share based compensation expense in the current period compared to the same period in the prior year due to executive vacancies during the current year.  As a percent of net sales, SG&A was 34.6% for the first nine months of fiscal 2016 compared to 34.2% in the same period last year.  Our net income was $7.6 million, or $0.17 per share, in the first nine months of fiscal 2016 compared to net income of $14.6 million, or $0.33 per share, in the first nine months of fiscal 2015.

The Company recorded approximately $7.0 million of incremental expenses in the first nine months of fiscal 2016 to support its strategic initiatives.  These costs included $2.9 million of incremental rent expense related to closing stores prior to lease termination as explained above, as well as up-front costs for the Phoenix distribution center, and other investments in the business such as recruiting costs for key executive positions, an inventory management project, expenses related to advertising research and investments in store prototype development.

Outlook
The Company continues to expect the Phoenix distribution center to be fully operational in the first half of fiscal 2017 and currently expects a capital spend of approximately $45 million in fiscal 2016.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates nearly 750 stores in 40 states.  More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review third quarter fiscal 2016 financial results today, April 29, 2016, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, Friday, April 29, 2016 through 10:59 p.m., Central Time, Sunday, May 1, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 90178166.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; loss of or disruption in our centralized distribution center; delays in completing or increases in projected costs to complete our Phoenix distribution center; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality associates in appropriate numbers, including key associates and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Net sales	$211,380	$189,726	$733,584	$693,335
Cost of sales	133,903	117,326	470,753	439,955
Gross profit	77,477	72,400	262,831	253,380

Selling, general and administrative expenses	83,409	74,515	254,146	237,028

Operating income/(loss)	(5,932)	(2,115)	8,685	16,352

Other income (expense):
Interest expense	(217)	(348)	(866)	(1,070)
Other income/(expense), net	252	(405)	101	(387)
Other income/(expense), total	35	(753)	(765)	(1,457)

Income/(loss) before income taxes	(5,897)	(2,868)	7,920	14,895

Income tax provision/(benefit)	(657)	(64)	356	270

Net income/(loss)	$(5,240)	$(2,804)	$7,564	$14,625

Earnings Per Share
Net income/(loss) per common share:
Basic	$(0.12)	$(0.06)	$0.17	$0.33
Diluted	$(0.12)	$(0.06)	$0.17	$0.33

Weighted average number of common shares:
Basic	43,731	43,554	43,678	43,431
Diluted	43,731	43,554	43,709	43,750

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets	March 31,	March 31,	June 30,
(in thousands)	2016	2015	2015
		As adjusted	As adjusted
	(unaudited)	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$15,064	$42,886	$44,788
Inventories	255,026	223,421	209,984
Prepaid expenses	7,288	6,757	6,978
Other current assets	124	424	823
Total Current Assets	277,502	273,488	262,573

Property and equipment, net	90,652	63,663	70,447

Other long-term assets:
Deferred financing costs	1,370	996	871
Other assets	2,414	802	984

Total Assets	$371,938	$338,949	$334,875

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$89,951	$76,348	$74,242
Accrued liabilities	42,566	35,520	35,751
Income taxes payable	253	414	-
Total Current Liabilities	132,770	112,282	109,993

Deferred rent	5,332	2,050	3,072
Asset retirement obligation	2,634	1,242	1,163
Income tax payable - non-current	345	355	358
Other non-current liabilities	1,015	-	-
Total Liabilities	142,096	115,929	114,586

Stockholders' equity	229,842	223,020	220,289
Total Liabilities and Stockholders' Equity	$371,938	$338,949	$334,875

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
	Nine Months Ended
	March 31,
	2016	2015
	(unaudited)
Net cash flows from operating activities:
Net income	$7,564	$14,625
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	11,382	9,114
Amortization of financing fees	398	447
Loss on disposal of assets	521	904
Share-based compensation	1,869	3,906
Net change in operating assets and liabilities	(19,180)	(28,917)

Net cash provided by operating activities	2,554	79

Net cash flows from investing activities:
Proceeds from sale of assets	35	47
Purchase of intellectual property	(1,318)	-
Capital expenditures	(30,036)	(7,789)

Net cash used in investing activities	(31,319)	(7,742)

Net cash flows from financing activities:

Repayments under revolving credit facility	-	(6,000)
Proceeds under revolving credit facility	-	6,000
Payment of financing fees	(883)	(27)
Purchase of treasury stock	(76)	(143)
Proceeds from the exercise of employee stock options	-	1,033

Net cash provided by/(used in) financing activities	(959)	863

Net decrease in cash and cash equivalents	(29,724)	(6,800)

Cash and cash equivalents, beginning of period	44,788	49,686

Cash and cash equivalents, end of period	$15,064	$42,886

INVESTOR RELATIONS: Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA: Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com